UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

GENTIVA HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-15669	36-4335801
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3350 Riverwood Parkway, Suite 1400

Atlanta, GA 30339-3314

(Address of principal executive offices, including zip code)

(770) 951-6450

(Registrant’s telephone number, including area code)

None

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 23, 2011, the Board of Directors of Gentiva Health Services, Inc. (the “Company”) appointed David L. Gieringer as its Vice President, Controller and Chief Accounting Officer, effective February 26, 2011. Mr. Gieringer, age 48, has been the Company’s Vice President and Controller since 2002. Mr. Gieringer joined the Company in 2000 as Assistant Vice President of accounting after serving 13 years with the Company’s predecessor organization — the healthcare division of Olsten Corporation — in financial accounting management and staff positions. Mr. Gieringer previously held staff-level positions with a Kansas accounting firm. He earned a bachelor’s degree in accounting from Kansas State University and an MBA from Rockhurst College.

(e) On February 23, 2011, the Board of Directors of the Company authorized the entry into change in control agreements and severance agreements with the following named executive officers: Tony Strange, Chief Executive Officer and President; Eric R. Slusser, Executive Vice President, Chief Financial Officer and Treasurer; John N. Camperlengo, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary; and Dr. Charlotte A. Weaver, Senior Vice President, Chief Clinical Officer. These agreements supersede the change in control agreements and severance agreements previously entered into between the Company and the executive officers named above. The prior change in control agreements were scheduled to expire on February 26, 2011 and the prior severance agreements did not have a fixed term. The term of the new change in control agreements will expire on February 26, 2014 unless terminated earlier as set forth in the agreements. The new severance agreements do not have a fixed term.

The new change in control agreements provide for substantially the same benefits as the prior agreements, with the exception of the following principal changes, which are discussed further below: (i) the executives are now eligible to receive a pro rata share of the target annual bonus for the year of termination without regard to whether the performance goals are attained; (ii) the executives are now eligible for additional cash payments for any equity or incentive awards that are forfeited in connection with certain terminations of employment within the one year period before a change in control occurs; and (iii) the executives are now entitled to reasonable outplacement services for up to 12 months.

The new severance agreements provide for substantially the same benefits as the prior agreements, with the exception of the following principal changes, which are discussed further below: (i) the cash severance payment, which was one times base salary, was increased to include an amount equal to one times the executive’s target annual bonus for the year of termination; (ii) the executives are now eligible to receive a pro rata share of the target annual bonus for the year of termination, subject to attainment of the performance goals established for such year; and (iii) the executives are now entitled to reasonable outplacement services for up to 12 months.

The new agreements are summarized below, and the summary is qualified in its entirety by reference to the form of change in control agreement and to the form of severance agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this report and incorporated by reference herein.

New Change in Control Agreements

Each change in control agreement provides for the payment of severance benefits if the executive’s employment is terminated within twenty-four months following a change in control by the Company not for cause (as defined in the agreement) or by the executive for good reason, and not due to the executive’s death or disability.

Good reason is defined to include: (i) a material reduction in the executive’s annual base salary (other than a reduction which is in proportion to reductions in the base salaries of all the Company’s executive officers, unless such reduction exceeds 20% of the executive’s annual base salary); (ii) assignment of material duties inconsistent with the executive’s status as a senior executive officer of the Company or a material diminution in the executive’s authority, duties or responsibilities from those in effect immediately prior to the change in control; (iii) relocation of the executive’s principal job location in excess of 40 miles farther from the executive’s principal residence than was the executive’s office location immediately before the change in control; (iv) failure of the Company to maintain certain benefits that are no less favorable in the aggregate than those provided prior to the change in control or the taking of any action that adversely affects or reduces the executive’s right to certain benefits enjoyed by the executive prior to the change in control; (v) failure of the Company to obtain the assumption of obligations of the agreement by any successor; or (vi) a purported termination of employment by the Company for cause or without cause which is not effected pursuant to a written notice of termination as described in the agreement.

The severance benefits provided under the change in control agreements are as follows: (i) base salary, together with unused paid time off, through the date of termination (payable ten business days after termination of employment); (ii) two times the sum of the executive’s annual base salary (the higher of the annual base salary in effect at the date of termination or the date of the change in control) and the higher of the executive’s target annual bonus for the year of termination or the average annual bonus for the three years immediately prior to the year of termination (payable in a lump sum ten business days after termination of employment); (iii) a pro rata share of the executive’s target annual bonus for the year of termination of employment based on the portion of the year the executive was employed (payable ten business days after the termination of employment); (iv) insurance coverage for the executive and his or her dependents no less favorable than the Company’s life, disability, health, dental or other welfare benefit plans or programs (as in effect immediately prior to the change in control or on the date of termination, whichever is more favorable to the executive) for a period equal to the lesser of two years or until the executive is provided substantially comparable benefits by another employer; (v) full vesting of all equity awards and performance cash awards held by the executive and continued exercisability of stock options for the longer of one year following such termination of employment (but not beyond the original full term of the stock option) or such period of time as may be provided for in the plan under which the stock options were granted; (vi) full vesting of all of the executive’s benefits accrued under the Company’s pension, retirement, savings and deferred compensation plans; and (vii) reasonable outplacement services for up to 12 months or, if earlier, until the executive obtains comparable employment, which in the aggregate may not cost the Company more than thirty thousand dollars ($30,000).

The executive shall also be entitled to the benefits described above if his or her employment with the Company is terminated by the Company (other than for cause) within one year prior to the date on which a change in control occurs, and it is reasonably demonstrated that such termination (a) was at the request of a third party who has taken steps reasonably calculated or intended to effect a change in control or (b) otherwise arose in connection with or in anticipation of a change in control. For purposes of providing the benefits described in clause (v) in the preceding paragraph (certain equity and incentive awards) in the case of a termination of employment before a change in control, to the extent any unvested awards as of the date of the executive’s termination of employment expired or were otherwise terminated without any compensation paid in lieu thereof, the executive would receive an additional payment equal to the fair market value of such awards as of the date of the change in control or, if earlier, the expiration of the original full term of the award as if such awards remained outstanding through such date (payable ten business days after the change in control).

If the executive is entitled to benefits under this agreement, he or she shall not be entitled to severance benefits otherwise payable under any separate severance agreement or severance plan or policy of the Company, including, but not limited to, the severance agreements summarized below.

If any payment, distribution or benefit provided under a change in control agreement is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, then the amounts payable to the executive shall be reduced (by the minimum possible amount) until no amount payable to the executive is subject to the excise tax. However, no such reduction shall be made if the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to which the executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to the executive resulting from the receipt of such payments with such reduction. In the event of a dispute or contest under a change in control agreement, the Company will reimburse the executive for reasonable legal fees and expenses incurred in the dispute if the executive substantially prevails in the dispute or contest.

New Severance Agreements

Each severance agreement provides for the payment of severance benefits if the executive’s employment is terminated by the Company not for cause (as defined in the agreement). The severance benefits are expressly conditioned on (i) the executive’s compliance with the terms and conditions of the executive non-solicitation, non-competition and confidentiality agreement between the Company and the executive, and (ii) the executive’s execution of an enforceable general release agreement with the Company within 50 days after the executive’s termination of employment, a form of which is attached to the severance agreement as exhibit A thereto.

The severance benefits provided under the severance agreement are as follows: (i) base salary through the date of termination (payable in accordance with the Company’s standard payroll practices); (ii) base salary in lieu of any unused paid time off in accordance with the Company’s general paid time off policy (payable ten business day after termination of employment); (iii) any bonuses earned but not yet paid for years prior to the year of termination of employment (payable no later than the time such amounts are paid to active employees in accordance with the terms of the underlying arrangements); (iv) an amount equal to the sum of the executive’s annual base salary in effect at the date of termination and the executive’s target annual bonus for the year of termination (payable in substantially equal bi-weekly installments, or such other regular payroll cycle used by the Company at such time, over the 12 month period beginning on the date of termination of employment); (v) a pro rata share of any cash incentive bonus the executive may have been eligible to receive for the year of termination of employment based on the portion of the year the executive was employed and subject to the attainment of any performance goals established for such year (payable no later than the time such amounts are paid to active employees in accordance with the terms of the bonus arrangement); (vi) continued medical, prescription, dental and vision benefits under the Company’s applicable plans or programs for its employees for the 12-month period beginning on the date of termination of employment or, if earlier, until similar benefits become available to the executive from a new employer; and (vii) reasonable outplacement services for up to 12 months or, if earlier, until the executive obtains comparable employment, which in the aggregate may not cost the Company more than thirty thousand dollars ($30,000).

The executive shall also be entitled to the benefits described above if the executive’s base salary is materially reduced, the reduction is not part of a general salary reduction for a majority of the salaried employees of the Company, the executive does not consent to the reduction, and, subject to certain notice and cure provisions specified in the agreements, the executive terminates employment with the Company as a result of such reduction.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Form of Change in Control Agreement.

10.2	Form of Severance Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC.
(Registrant)

Date: February 28, 2011	/s/ John N. Camperlengo
John N. Camperlengo Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change in Control Agreement.

10.2	Form of Severance Agreement.